                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-136468

                           NOTIFICATION OF LATE FILING

(Check   [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [X] Form 10-QSB   [ ] Form N-SAR
One):

For Period Ended:                           March 31, 2007
                 ---------------------------------------------------------------

[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

      READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING FORM.  PLEASE PRINT OR
TYPE.

      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.

      If the  notification  relates to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant               GLOBALOPTIONS GROUP, INC.
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                        75 ROCKEFELLER PLAZA, 27TH FLOOR
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Address of principal executive office (STREET AND NUMBER)

City, state and zip code                     NEW YORK, NY 10019
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject  report could not be filed without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]   (a)   The reasons  described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report,  semi-annual report, transition report on
      Form 10-K,  20-F,  11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the  prescribed due date; or the subject  quarterly report or transition  report on Form 10-QSB, or portion thereof will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[ ]   (c)   The  accountant's  statement  or  other  exhibit  required  by  Rule
      12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The  Registrant  was unable to file the Form 10-QSB for the quarter  ended
March 31, 2007 (the "Report") without  unreasonable effort or expense due to the related delays in gathering  information for inclusion in the Report  associated therewith.

                                     PART IV
                                OTHER INFORMATION

      (1)   Name and  telephone  number of person to  contact  in regard to this notification

            HARVEY W. SCHILLER           (212)                     445-6262
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               (Name)                 (Area Code)             (Telephone number)

      (2)   Have all other periodic  reports  required under Section 13 or 15(d)
of the Securities  Exchange Act of 1934 or Section 30 of the Investment  Company
Act of 1940 during the  preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?  If the answer is no,
identify report(s).                                             [X] Yes   [ ] No

      (3)   Is  it  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or
portion thereof?                                                [ ] Yes   [X] No

      If so: attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                            GLOBALOPTIONS GROUP, INC.
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date May 15, 2007                   /s/ Harvey W. Schiller
     -------------------------      --------------------------------------------
                                    Name:  Harvey W. Schiller
                                    Title: Chairman of the Board and Chief
                                           Executive Officer

            INSTRUCTION.  The form may be signed by an executive  officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the  statement is signed on behalf of the  registrant by an authorized  representative (other than an executive officer),  evidence of the  representative's  authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).